Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

Amendment (the “Amendment”), dated as of May [ ], 2014, to that certain Employment Agreement (the “Agreement”) by and between Body Central Corp. (the “Company”) and Brian P. Woolf (the “Executive”), dated as of the 4th day of February, 2013 (the “Agreement”).
The undersigned parties hereby desire to amend the Agreement in the manner set forth herein. All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Effective as of the date of this Amendment, Section 2 of the Agreement is hereby amended by deleting subsection (a) in its entirety and inserting in lieu thereof the following:
(a)    Base Salary.
(i) During the Term, subject to Section 2(a)(ii) below, the Executive’s initial base salary shall be based on an annual rate of Seven Hundred Fifty Thousand dollars ($750,000). The Executive’s base salary rate shall be considered annually by the Compensation Committee of the Board (the “Compensation Committee”), but not reduced (except as set forth in Section 2(a)(ii) below or for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company). The annual base salary rate in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.
(ii) Effective as of the second pay period in May 2014 through December 31, 2014, the Executive’s Base Salary shall be reduced to an annual rate of Six Hundred Thousand Dollars ($600,000) and, on January 1, 2015, restored to its prior amount. This 2014 modified annual base salary rate is referred to herein as the “Modified Base Salary.” The Modified Base Salary shall be payable in a manner that is consistent with the Company’s usual pay practices for senior executives. The Executive will be paid the difference between the Modified Base Salary and the Base Salary (the “Temporary Reduction Amount”) five days after the Company files its Form 10-K for fiscal year 2014, so long as the Executive remains employed by the Company on such date, as a special one-time bonus if: (A) the Company meets the targets for Total EBITDA set forth in the Body Central Corporation 2014 Financial Plan (“the Plan”), dated February 11, 2014, for Quarters 2, 3 and 4 in fiscal year 2014 Provided, however, that such Total EBITDA targets will be adjusted downward for financial advisory, legal, and investment banking fees incurred during quarters 2, 3, and 4 in fiscal year 2014 that were not reflected in the Plan, but have been approved by the Board of Directors.
; and (B) the Company receives an unqualified audit opinion (which does not express doubt about the Company’s ability to continue as a going concern) from its independent auditors for its financial statements for fiscal year 2014.
2.Effective as of the date of this Amendment, Section 4 of the Agreement is hereby amended by deleting subsections (a) through (c) in their entirety and inserting in lieu thereof the following:

(a)Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary or Modified Base Salary, as applicable, earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(e) of this Agreement) and any accrued but unused vacation; (iii) any vested benefits the Executive may have or welfare benefits that may be due or convertible, under any Employee Benefit Plan through the Date of Termination, which benefits shall be paid and/or provided in accordance with the terms of such Employee Benefit Plan; (iv) so long as (A) the termination is not by the Company

Exhibit 10.1

for Cause, (B) the termination is not by the Executive without Good Reason and (C) the Modified Base Salary is in effect, the Temporary Reduction Amount (collectively, the “Accrued Benefits”); and (v) in the case of death or disability under Section 3(b), a Pro-Rata Bonus payable by March 15 of the year following the year in which the Date of Termination occurs. For purposes of this Agreement, “Pro-Rata Bonus” shall mean an amount equal to the product of: (i) the Discretionary Bonus that would have been payable to the Executive were he to remain employed by the Company through the last day of the fiscal year in which the Date of Termination occurred, based on the actual performance of the Company for such fiscal year; and (ii) a fraction, the numerator of which is the number of days that the Executive was employed by the Company during the fiscal year in which the Date of Termination occurred and the denominator of which is 365.

(b)Termination by the Company Without Cause or by the Executive with Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates the Executive’s employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive the Executive’s Accrued Benefit. In addition, subject to the Executive signing a general release of claims in favor of the Company and related persons and entities in substantially the form attached to this Agreement as Exhibit A, with only such changes as the Company’s counsel advises are required by applicable laws or regulation (the “Release”) and the expiration of the seven-day revocation period for the Release, (i) the Company shall pay the Executive severance of one (1) year’s Base Salary, (ii) if the Date of Termination occurs on or after the date the Board determines the amount of a Discretionary Bonus payable with respect to a preceding fiscal year but prior to the payment thereof, the Company shall pay to the Executive such Discretionary Bonus, and (iii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for 12 months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company (collectively, the “Severance Amount”). The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practices and schedule over 12 months, beginning on the first payroll date that occurs after the 30th day after the Date of Termination. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Sections 6 -11 of this Agreement, all payments of the Severance Amount shall immediately cease.

(c)    Change of Control. The provisions of this Section 4(c) shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 12 months after the occurrence of the first event constituting a Change of Control. These provisions shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change of Control. During the Term, in the event of a Change of Control of the Company, the Executive will be paid the Temporary Reduction Amount in full immediately prior to the consummation of such Change of Control, provided, however, that the Executive will not be paid the Temporary Reduction Amount as a result of any Change of Control that results from a transaction which: (1) occurs in connection with a proceeding under the United States Bankruptcy Code; or (2) results in consideration to the Company at a level below which the Independent Directors of the Board determine, in their sole discretion, justifies a payment of the Temporary Reduction Amount. In addition, during the Term, if within 12 months following a Change of Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates the Executive’s employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive the Executive’s Accrued Benefit (minus the Temporary Reduction Amount). In addition, subject to the Executive signing the Release and the expiration of the seven-day revocation period for the Release, the Company shall pay the Executive severance equal to two times the sum of (i) the Executive’s Base Salary and (ii) the average of the Executive’s Discretionary Bonus under Section 2(b) received by the Executive for the two immediately preceding fiscal years (or one if the Executive has not been employed for two such years). Such amount shall be paid in a lump sum on the first payroll date that occurs after the 30th day after the Date of Termination. For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following events (to the extent such event constitutes a “change in control” for purposes Section 409A of the Code):

Exhibit 10.1

(a) any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) directly or indirectly acquires, including but not limited to by means of a merger or consolidation, beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities unless pursuant to a tender or exchange offer made directly to the Company's stockholders that the Board recommends such stockholders accept, other than (i) the Company or any corporation, partnership, limited liability company, business trust or other person or entity controlling, controlled by or under common control with the Company (an “Affiliate”), (ii) an employee benefit plan of the Company or any of its Affiliates, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, (b) over a period of thirty-six (36) consecutive months or less, there is a change in the composition of the Board such that a majority of the Board members (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals who either (i) have been Board members continuously since the beginning of that period, or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in the preceding clause (i) who were still in office at the time that election or nomination was approved by the Board, or (c) a sale, transfer or other disposition of all or substantially all of the Company's assets to one or more other persons in a single transaction or series of related transactions (other than to an Affiliate of the Company).

3.The Executive acknowledges and agrees that the modification of his Base Salary as provided in this Amendment shall not constitute Good Reason as set forth in Section 3(e)(ii) of the Agreement.

Except as expressly amended, modified and supplemented hereby, the provisions of the Agreement are and will remain in full force and effect.
IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

BRIAN P. WOOLF		BODY CENTRAL CORP., BODY SHOP OF AMERICA, INC and CATALOGUE VENTURES, INC.

By:	/s/ BRIAN WOOLF	By:	/s/ DONNA ECTON
	Brian P. Woolf		Donna Ecton
Chairman of the Board